UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): September 30, 2024

CAREDX, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36536	94-3316839
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
8000 Marina Boulevard, 4th Floor
Brisbane, California 94005
(Address of Principal Executive Offices) (Zip Code)
(415) 287-2300
Registrant’s telephone number, including area code
N/A
(Former Name, or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
 Securities registered pursuant to Section 12(b) of the Exchange Act:

(Title of each class)	(Trading Symbol)	(Name of exchange on which registered)
Common Stock, $0.001 Par Value	CDNA	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On September 12, 2024, CareDx, Inc. (the “Company”) announced that the Company reached an agreement with Alexander Johnson, the Company’s President of Patient and Testing Services, pursuant to which Mr. Johnson’s employment would conclude effective as of September 13, 2024 and that such separation would be treated as a termination by the Company without “cause” for purposes of the various agreements in place between the Company and Mr. Johnson.
In connection with Mr. Johnson’s separation, on September 30, 2024, the Company entered into a separation agreement and release of claims with Mr. Johnson (the “Separation Agreement”). Pursuant to the Separation Agreement, subject to Mr. Johnson’s effective release of claims against the Company, Mr. Johnson will receive (i) the severance payments and benefits provided under the Change of Control and Severance Agreement, dated July 19, 2021, between the Company and Mr. Johnson, which consist of continued payment of his base salary for six months from the separation date and, subject to Mr. Johnson’s election of continuation coverage under COBRA, reimbursement of the COBRA premiums for six months from the separation date (or, if earlier, the date on which Mr. Johnson and/or his eligible dependents become covered under similar plans), (ii) a lump sum cash payment equal to $517,920, representing 200% of his target bonus as in effect for the 2024 fiscal year, to be paid at the same time 2024 annual bonuses are generally paid to other senior executives of the Company and (iii) a lump sum cash payment equal to $300,000, representing the unpaid portion of the retention bonus payable pursuant to that certain letter agreement between Mr. Johnson and the Company, dated December 1, 2023, to be paid on the first regularly scheduled payroll date in December 2024. The Separation Agreement includes a mutual non-disparagement provision and subjects Mr. Johnson to non-solicitation of the Company’s employees for 12 months following the effective date of the Separation Agreement.
In connection with Mr. Johnson’s separation, on September 30, 2024, the Company also entered into a consulting agreement with Mr. Johnson (the “Consulting Agreement”), which will have effect retroactive to September 14, 2024 and pursuant to which Mr. Johnson will provide services to the Company as a non-employee consultant to ensure a smooth transition of his duties and responsibilities during his employment with the Company and provide guidance as requested by the Company in connection with such transition. Pursuant to the Consulting Agreement, Mr. Johnson will make himself available for services up to 40 hours of consulting services to the Company in any given calendar month (and for an anticipated average of no more than 20 hours per month) for a period of six months (the “Term”), which may be extended or renewed for additional agreed upon periods upon written agreement of the Company and Mr. Johnson. As consideration for the services to be provided by Mr. Johnson to the Company pursuant to the Consulting Agreement, the Company will pay Mr. Johnson an aggregate fee of $107,901 (the “Fee”), payable in a lump sum at the end of the Term, and Mr. Johnson’s outstanding equity awards will continue to vest pursuant to the terms of the applicable award agreements during the Term. The Consulting Agreement will terminate prior to the expiration of the Term upon Mr. Johnson’s death or disability, upon Mr. Johnson’s valid revocation of the Separation Agreement or upon Mr. Johnson’s written request, and may be terminated by the Company prior to the expiration of the Term for “good cause” (as defined in the Consulting Agreement). Under the Consulting Agreement, a termination upon Mr. Johnson’s death or disability will result in payment of the consideration provided under the Consulting Agreement as if his services continued for the full Term, notwithstanding its earlier termination. In the event of an automatic termination other than on account of Mr. Johnson’s death or disability or a termination by the Company for “good cause,” the Company will only be obligated to pay such portion of the Fee that is pro-rated based on the number of days that lapsed during the Term prior to the date of such termination, and any then-unvested portion of Mr. Johnson’s stock units will automatically expire. The Consulting Agreement subjects Mr. Johnson to non-solicitation of the Company’s employees during the Term and six months thereafter.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description

10.1	Separation Agreement and Release of Claims, dated September 30, 2024, between CareDx, Inc. and Alexander Johnson.
10.2	Consulting Agreement, dated September 30, 2024, between CareDx, Inc. and Alexander Johnson.
104	Cover Page Interactive Data File, formatted in Inline Extensible Business Reporting Language (iXBRL).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 4, 2024	CAREDX, INC.

	By:	/s/ John W. Hanna
John W. Hanna
President and Chief Executive Officer